Exhibit 99.1

News Release

Ontrak Announces Organizational Changes

Henderson, NV – Tuesday June 28, 2022 Ontrak, Inc (NASDAQ: OTRK) (“Ontrak” or the “Company”), a leading AI-powered and telehealth-enabled healthcare company, today announced Jonathan Mayhew will step down as Chief Executive Officer (CEO) effective August 12, 2022. Mr. Mayhew cited family health reasons for his departure. He intends to be available to support the Company through the end of October 2022.

Terren Peizer, Founder and Executive Chairman, will take over as CEO upon Mr. Mayhew’s departure. Mr. Peizer was most recently CEO until April 2021 when he became Executive Chairman. He will continue to serve as Chairman of the Board of Directors. As CEO, Mr. Peizer will focus on the Company’s strategic direction, capital formation process and other corporate initiatives.

The Company also announced the following promotions of existing executives and organizational changes, which are effective immediately. Brandon LaVerne, current Chief Financial Officer (CFO), has been promoted to Co-President and Chief Operating Officer with added responsibilities over the clinical, technology, and product operations of the Company. James Park, current Chief Accounting Officer, has been promoted to Chief Financial Officer and assumes responsibilities over finance, human resources, legal, medical economics, and investor relations, reporting to Mr. LaVerne. Mary Lou Osborne, current Chief Customer Officer, has been promoted to Co-President and Chief Commercial Officer. Ms. Osborne joined Ontrak in August 2021 from Aetna and will continue to focus on growing Ontrak’s pipeline, current Ontrak and LifeDojo customer relationships, and go-to-market strategy. As a result, marketing and business development now report to Ms. Osborne.

Terren Peizer, Founder and Executive Chairman stated: “Jon has built an outstanding management team at multiple levels that has positioned Ontrak for an orderly transition and future growth. I’m deeply appreciative of his commitment to our customers, members, and employees, and understand and respect his need to focus on his family at this time. Brandon LaVerne has done a superb job as Jon’s strategic, financial and operational partner at Ontrak. Mary Lou Osborne joined us with extensive experience and deep customer relationships in managed care which she has leveraged to build our pipeline. Together, Brandon and Mary Lou will continue to focus Ontrak on its AI infused, enhanced clinical platform and growth opportunities. As I’ve shared internally, I believe our best days are ahead of us because of our management team, our people, product, technology, clinical value proposition, and particularly our pipeline. As CEO, I look forward to focusing on the Company’s capital structure and resources to scale the Ontrak program and customer experience to those with anxiety, depression and substance use conditions across the nation. And of course, I have committed, through my investment arm, to financially support the Company’s operations as disclosed in our SEC filings.”

During Terren Peizer’s previous tenure as CEO, Ontrak grew from $2.7 million revenue in 2015, to $7.8 million in 2017, to $84.1 million in 2021. Mr. Peizer’s investment arm remains the largest shareholder in the Company.

About Ontrak, Inc.

Ontrak, Inc. (f/k/a Catasys, Inc.) is a leading AI and telehealth-enabled healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. Ontrak identifies, engages, activates and provides care pathways to treatment for the most vulnerable members of the behavioral health population who would otherwise fall through the cracks of the healthcare system. We engage individuals with anxiety, depression, substance use disorder and chronic disease through personalized care coaching and customized care pathways that help them receive the treatment and advocacy they need, despite the socio-economic, medical and health system barriers that exacerbate the severity of their comorbid illnesses. The company’s integrated intervention platform uses AI, predictive analytics and digital interfaces combined with dozens of care coach engagements to deliver improved member health, better healthcare system utilization, and durable outcomes and savings to healthcare payors.

Learn more at www.ontrakhealth.com

Investors:

Caroline Paul
Gilmartin Group
investors@ontrakhealth.com

Cautionary Note Regarding Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, the impact of changes in management and organizational structure, changes in regulations or issuance of new regulations or interpretations, limited operating history, our ability to execute our business plan, risks of retaining key personnel and customers, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and liquidity and our ability to continue as a going concern, conditions precedent to funding the Keep Well Agreement we entered into with an affiliate of Terren Peizer and ongoing covenants associated with such arrangement should we draw upon it, our ability to raise additional capital when needed and the dilutive effect of additional capital. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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